Exhibit 99.1

Investor Contact:
Mark Barnett
Vice President, Investor Relations
614 677-5331
Media Contact:
Jeff Botti
Director, Corporate Communications
614 249-6339

February 9, 2006

Nationwide Financial Reports Fourth Quarter Results

Announces Outlook For 2006

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported fourth quarter 2005 net income of $130.3 million, or $0.85 per diluted share, compared with fourth quarter 2004 net income of $141.8 million, or $0.93 per diluted share. The decrease was primarily driven by the disposition of underperforming businesses which resulted in a non-cash charge in the current quarter. Full-year 2005 net income increased 19 percent to $598.7 million, or $3.90 per diluted share, compared to $502.0 million, or $3.28 per diluted share, for the full-year 2004.

“We continued to make progress improving our bottom line performance during 2005. However, we did not make satisfactory progress in restoring sales momentum, a necessary step in our efforts to accelerate growth and improve returns,” said Jerry Jurgensen, chief executive officer.

“During 2006, it is imperative that we improve our core business performance with a priority focus on restoring sales momentum,” Jurgensen added. “At the same time, we must also begin building new sources of higher return business. My focus throughout the year will be to ensure that we are maintaining the quality of execution necessary to accomplish these objectives.”

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the Company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures and the substantive reasons why the Company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the following page reconciles net operating earnings to net income, including the related diluted per share amounts, for the periods indicated.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 2

	Three months ended December 31,
	2005		2004
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$152.2	$0.99	$133.1	$0.87

Net realized losses on investments, hedging instruments and hedged items, net of taxes*	2.4	0.02	9.5	0.07

Adjustment to DAC amortization related to net realized losses, net of taxes	0.1	—	—	—

Discontinued operations, net of taxes**	(24.4)	(0.16)	(0.8)	(0.01)
Net income	$130.3	$0.85	$141.8	$0.93

*	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).

**

Results of operations of Cap Pro Holding, Inc. (Cap Pro), Nationwide Financial Services (Bermuda), Ltd. (NFS Bermuda), and William J. Lynch & Associates, Inc. (TBG Lynch) have been reclassified as discontinued operations for all periods presented.

Fourth quarter’s net operating earnings were $152.2 million, or $0.99 per diluted share, compared to net operating earnings of $133.1 million, or $0.87 per diluted share, for the fourth quarter a year ago. The 14 percent year-over-year increase was primarily driven by improved operating results in the retirement plans and corporate and other segments. These increases were partially offset by a modest decline in the operating results in the individual investments segment.

Net operating earnings for full-year 2005 increased 15 percent to $611.8 million, or $3.98 per diluted share, compared to $533.1 million, or $3.49 per diluted share, in 2004. The full-year increase was primarily driven by improved operating results in individual protection, retirement plans and individual investments, as well as federal income tax benefits related to the refinement of the Company’s estimation process for separate account dividends received deductions (DRD).

“We are pleased with our bottom line financial performance during 2005, and the progress we made against our strategic priorities,” said Mark Thresher, president and chief operating officer. “We launched several major new products, exited several underperforming businesses, continued the development of industry leading risk management capabilities, and strengthened the management team with new sales and financial leadership.”

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 3

“That said, we are not satisfied with where we are today. Our mandate during 2006 is to accelerate the improvement of our core business performance,” Thresher continued. “We believe the combination of recently launched enhancements to existing products, as well as new products and features that we expect to launch by mid-year, will significantly improve our competitiveness across the individual savings and protection markets. In addition, the work we’re doing to improve our sales and support processes, augmented by the addition of John Carter as our new sales leader, are key factors for establishing sustainable sales growth.”

“With respect to our outlook for 2006, we will also be making investments that are important to our future,” Thresher added. “We are building new capabilities that will enable NF to more fully serve consumer needs and participate in higher growth and return markets. The planned investments include: development of banking services, expanding and enhancing retail distribution capabilities, building in-retirement solutions and developing mutual fund opportunities. These investments will temper the earnings growth in 2006 that the company might otherwise have achieved, although we expect these investments to drive earnings and return growth in subsequent years.”

Highlights from the quarter:

•	Sales totaled $4.0 billion, with $1.7 billion, or 42 percent, of sales from affiliated distribution and $2.3 billion, or 58 percent, from non-affiliated distribution.

•

Total net outflows, or customer deposits net of withdrawals, were $253.4 million in the fourth quarter of 2005 compared to net inflows of $226.1 million in the fourth quarter of 2004. Net inflows of $390.0 million in the retirement plans segment and $162.1 million in the individual protection segment were not sufficient to offset the net outflows of $765.5 million in the individual investments segment.

•	Total revenues increased 3 percent to $1.1 billion compared to the fourth quarter of 2004. Higher net investment income and asset-based fees drove the increase.

•	Total assets as of December 31, 2005, were $116.2 billion, compared to $117.0 billion as of December 31, 2004.

•	Assets held in separate accounts were $66.0 billion, an increase of 2 percent, compared to $64.9 billion as of December 31, 2004.

•	General account assets were $50.2 billion, a 4 percent decrease, compared to $52.1 billion as of December 31, 2004.

•	Shareholders’ equity was $5.4 billion, or $35.08 per basic share, as of December 31, 2005, compared to $5.2 billion, or $34.20 per basic share, as of December 31, 2004.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 4

•

Excluding accumulated other comprehensive income (AOCI), shareholders’ equity increased 10 percent to $5.2 billion, or $34.42 per share, from $4.8 billion, or $31.36 per share, as of December 31, 2004.

•	Operating return on average equity excluding AOCI, as defined in Exhibit 3, increased to 11.7 percent for the quarter, compared to 11.3 percent in the fourth quarter of 2004.

•

In order to focus resources on other strategic priorities, the Company is disposing of its interests in NFS Bermuda and TBG Lynch. Therefore, the financial results of these entities are presented as discontinued operations for all periods. Although this resulted in a non-cash charge in the current period, the decision allows the Company to focus its resources on higher return businesses.

•	A $13.2 million non-cash after-tax loss was recorded as discontinued operations as a result of the sale of NFS Bermuda. The sale was completed effective December 31, 2005.

•	Based on a planned transaction involving TBG Lynch, an after-tax impairment of $12.0 million was recognized in the fourth quarter of 2005.

•	During the quarter, the Company repurchased 1,148,050 shares of its common stock at a total cost of $47.9 million, an average price of $41.68 per share.

Highlights from the year

•	Full-year 2005 net income increased 19 percent to $598.7 million, or $3.90 per diluted share, compared to $502.0 million, or $3.28 per diluted share, for 2004.

•	Net operating earnings for full-year 2005 increased 15 percent to $611.8 million, or $3.98 per diluted share, compared to $533.1 million, or $3.49 per diluted share, in 2004.

•	Total revenues increased 6 percent to $4.3 billion in 2005 from $4.1 billion in 2004.

•	Total 2005 sales were $16.8 billion compared to $16.9 billion in 2004. Increased sales of retirement plans and individual protection products were offset by lower individual investments sales.

•	Net operating return on average equity excluding AOCI was 12.2 percent for the year, compared to 11.7 percent in 2004.

•	During 2005, the Company repurchased 1,239,150 shares of its common stock, at a total cost of $51.4 million, an average price of $41.47 per share.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 5

Operating Segment Fourth Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are the financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment:

	Three months ended December 31,
(in millions)	2005	2004	Change
Individual Investments

Sales	$987.6	$1,073.9	(8%	)
Net flows	(765.5)	(341.1)	NM
Operating revenues	380.1	372.2	2%
Pre-tax operating earnings	53.4	57.9	(8%	)

Ending account values	51,227.6	52,481.9	(2%	)
Interest spread on average general account values	1.95%	1.70%
Pre-tax operating earnings to average account values	0.41%	0.45%
Return on average allocated capital	12.1%	10.4%

Retirement Plans

Sales	$2,554.9	$2,389.1	7%
Net flows	390.0	465.6	(16%	)
Operating revenues	276.0	256.3	8%
Pre-tax operating earnings	49.7	40.8	22%

Ending account values	82,998.5	76,661.2	8%
Interest spread on average general account values	1.84%	1.81%
Pre-tax operating earnings to average account values	0.24%	0.22%
Return on average allocated capital	20.1%	16.7%

Individual Protection

Sales	$407.8	$396.8	3%
Net flows	162.1	524.7	(69%	)
Operating revenues	339.7	345.8	(2%	)
Pre-tax operating earnings	59.6	59.5	—

Policy reserves	17,388.6	15,683.0	11%
Life insurance in force	126,361.1	109,225.7	16%
Pre-tax operating earnings to operating revenues	17.5%	17.2%
Return on average allocated capital	9.5%	9.4%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 6

Individual Investments Segment

Fourth quarter individual investments sales of $987.6 million increased 4 percent compared to the third quarter, but were down 8 percent compared to a year ago. Individual variable annuity sales of $851.0 million increased 6 percent compared to last quarter and were flat compared to the year ago quarter. These sales have shown signs of gaining momentum, as the increase versus last quarter increase exceeded the Company’s expectations for industry sales increases in the quarter. Individual fixed annuity sales of $32.6 million increased 3 percent compared to the third quarter, but were significantly lower compared to sales of $106.6 million in the same period a year ago driven by our continued pricing discipline in the fixed annuity market.

Income product sales of $54.8 million were higher than both last year and the prior quarter by 9 percent and 11 percent, respectively. Advisory services program sales were $49.2 million during the quarter, versus third quarter sales of $65.1 million and $64.2 million for the same period a year ago.

Pre-tax operating earnings were $53.4 million in the quarter, compared to $57.9 million in the fourth quarter of 2004. Increased policy charges and interest spread income, the result of higher asset values, were offset by increased amortization of deferred policy acquisition costs (DAC) and increased benefits expense. Pre-tax operating earnings declined 5 percent compared to the third quarter, primarily due to lower interest spread income as a result of a reduction in general account assets.

Interest spread income in the fourth quarter grew 9 percent, or $6.4 million, versus a year ago. The interest spread margin was 195 basis points in the fourth quarter, compared to 170 basis points in the fourth quarter a year ago and 194 basis points in the third quarter of 2005. Included in the current quarter were 19 basis points, or $7.2 million, of income from prepayment penalties on mortgage loans and bond call premiums, compared to 8 basis points, or $3.2 million, in the fourth quarter a year ago and 30 basis points, or $12.0 million, in the third quarter of 2005.

The individual investments segment operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 41 basis points for the quarter, compared to 45 basis points a year ago and 43 basis points in the prior quarter. Return on average allocated capital was 12.1 percent for the quarter, compared to 10.4 percent reported for the fourth quarter of 2004 and 16.7 percent last quarter. The prior quarter return on average allocated capital included an additional 5.8 percent resulting from additional tax benefits driven by separate account DRD.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 7

Retirement Plans Segment

Sales in this segment grew 7 percent compared to the fourth quarter of 2004. Public sector sales increased 2 percent compared to a year ago, driven by continued growth from large cases. Private sector sales increased 10 percent versus a year ago, driven by increased small case sales through the independent broker/dealer channels and large case administrative-only sales through The 401(k) Company.

Pre-tax operating earnings increased to $49.7 million compared to $40.8 million a year ago, driven by growth in small case 401(k) assets, which was partially offset by increased trail commissions. Other income, which includes administrative fees from non-insurance retirement and deferred compensation plans, and asset-based fees from the trust product small-plan 401(k) platform, increased $17.8 million, or 34 percent, for the quarter compared to the fourth quarter of 2004. The continuing mix shift from annuity-based business to trust-based business contributed to the decline in policy charges, as trust-based policy charges are reported as other income.

Interest spread income for the fourth quarter was 9 percent higher than the prior year, primarily due to higher assets, prepayments and crediting rate flexibility. The interest-spread margin was 184 basis points in the quarter, compared to 181 basis points in the same period a year ago and 183 basis points in the third quarter of 2005. Included in the current quarter were 19 basis points, or $5.2 million, of prepayment penalty income, compared to 11 basis points, or $2.8 million, in the fourth quarter a year ago, and 18 basis points, or $5.0 million, last quarter.

The operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 24 basis points for the quarter. This compares to 22 basis points for the same quarter a year ago and 23 basis points last quarter. Return on average allocated capital was 20.1 percent in the quarter, up from 16.7 percent a year ago and down from 25.1 percent in the third quarter of 2005. The third quarter return on average allocated capital includes an additional 7.4 percent due to the additional DRD benefits previously discussed.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 8

Individual Protection Segment

The individual protection segment reports results from two businesses: investment life, which includes individual variable and corporate- and bank-owned life insurance (COLI/BOLI), and fixed life, which includes universal, whole and term life insurance products.

This segment reported total pre-tax operating earnings of $59.6 million, which were flat compared to the prior year quarter. Fixed life products pre-tax operating earnings were 1 percent higher while investment life products pre-tax operating earnings were flat versus the fourth quarter of 2004.

The operating margin for the segment, defined as the ratio of pre-tax operating earnings to operating revenues, was 17.5 percent for the quarter, compared to 17.2 percent in the same quarter of 2004 and 19.3 percent in the third quarter of 2005. Return on average allocated capital of 9.5 percent for the quarter increased from 9.4 percent in the same quarter last year, but declined from 10.9 percent in the previous quarter. The prior quarter return on average allocated capital includes an additional 90 basis points due to the additional DRD benefits noted previously.

Highlights from the life insurance businesses in the fourth quarter include:

Investment life: First-year individual variable life sales of $40.8 million were up 3 percent compared to the prior year. Individual variable life sales were $163.4 million compared to $172.3 million a year ago. COLI sales grew 17 percent compared to last year driven by several existing large cases funding during the quarter.

Investment life pre-tax operating earnings of $37.5 million were flat compared to the fourth quarter of 2004. Other income and higher administrative fees from a large BOLI case in the prior period were offset by lower amortization of DAC and operating expenses.

Fixed life: First-year sales of $30.1 million were 11 percent higher than in the prior year. Individual fixed life sales increased 3 percent to $139.4 million compared to $134.7 million the prior year quarter.

Fourth quarter fixed life pre-tax operating earnings were $22.1 million, compared to $21.8 million in the prior year quarter. Lower value of business acquired (VOBA) amortization was partially offset by higher general operating expenses.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 9

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $22.6 million in the fourth quarter of 2005, compared to $15.1 million of earnings in the fourth quarter of 2004 and a $1.1 million loss in the third quarter of 2005. The increase compared to prior year was primarily driven by improved interest spread income attributable to increased capital and surplus. The increase compared to prior quarter was primarily driven by third quarter debt extinguishment costs of $21.7 million related to the redemption of the 7.10% Trust Preferred Securities.

During the quarter, medium term notes (MTN) with an aggregate principal amount of $300.0 million were issued and $340.0 million matured. Current quarter interest-spread margin for the MTN business was 128 basis points, compared to 103 basis points in the same quarter last year and 109 basis points last quarter. Interest spread income of $12.8 million was 8 percent higher in the fourth quarter, compared to $11.9 million in the year ago quarter.

In structured products, guaranteed low-income-housing tax credits and securitization of commercial mortgage-backed securities transactions during the quarter contributed $3.0 million of pre-tax operating earnings. This compares to $4.7 million of pre-tax operating earnings from structured products in the fourth quarter of 2004 and $1.6 million in the third quarter of 2005.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 10

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of the Company’s margins and returns to these factors.

To the extent that equity-market performance varies from levels indicated in this business outlook, the Company’s results will vary accordingly. Additionally, the Company’s ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on the following page.

The table below outlines the Company’s expectations for full-year sales and earnings drivers and is based on the assumption that the equity markets and the Company’s separate account assets will achieve a return of 6 percent during 2006.

In addition, the business outlook includes the impact of stock compensation expense, expected to be approximately $0.05 per share during 2006.

2006 Business Outlook

Individual Investments Segment
Interest-spread margin	185-190 bps
Pre-tax operating earnings to average account values	40-45 bps
Sales:
Variable annuities	15-20% growth
Fixed annuities	$150m-$200m
Advisory services	$300m-$350m

Retirement Plans Segment
Interest-spread margin	180-185 bps
Pre-tax operating earnings to average account values	20-25 bps
Sales:
401(k) plans	10-12% growth
Public sector	flat

Individual Protection Segment
Pre-tax operating earnings to operating revenues
Individual protection products	18-20%
Investment life	24-26%
Fixed life	13-15%
First-year Sales:
Individual VUL	8-10% growth
COLI	40-50% decrease
Fixed life	8-10% growth

Corporate and Other Segment
Quarterly pre-tax operating earnings	$10m-$15m

Nationwide Financial
Operating return on average equity	10.5-11.0%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 11

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. ET on Friday, February 10, 2006 to discuss fourth quarter 2005 results. To participate in the call, dial 1-706-634-1139 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of the Company’s Web site at www.nationwide.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. ET time February 10, 2005 through midnight ET February 17, 2005 by dialing 1-706-645-9291, conference ID 3994551. An audio archive and transcript of the call will be posted to the investor relations section of Nationwide Financial’s Web site within 48 hours of the call.

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial Statistical Supplement for the fourth quarter of 2005, which is available on the investor relations section of the Company’s Web site at www.nationwide.com.

Quiet Period

Toward the end of each quarter, the Company has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the first quarter of 2006, the quiet period will be April 12, 2006 through May 3, 2006.

Columbus-based Nationwide Financial is the holding company for the domestic life insurance and retirement savings operations of Nationwide, which owns approximately 63 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2004 Annual Report to Shareholders, 2004 Annual Report on Form 10-K and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

NFS reports fourth quarter 2005 earnings — 12

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.4% of the combined voting power of all the outstanding common stock and 62.7% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees; an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA); or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and political, regulatory, judicial, economic or financial events affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions which are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xvii) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

Exhibit 1 to Fourth Quarter 2005 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Statements of Income

	Three months ended December 31,		Year ended December 31,
($ in millions, except per share data)	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$310.8	$311.1	$1,241.5	$1,222.6
Life insurance premiums	107.1	104.5	399.9	402.7
Net investment income	587.9	559.0	2,343.9	2,231.7
Net realized gains (losses) on investments, hedging instruments and hedged items	4.8	15.8	20.8	(32.2)
Other	92.4	82.0	333.8	279.7
Total revenues	1,103.0	1,072.4	4,339.9	4,104.5

Benefits and Expenses:
Interest credited to policyholder account values	347.7	339.1	1,380.9	1,328.3
Other benefits and claims	149.9	136.1	574.9	548.6
Policyholder dividends on participating policies	27.0	28.0	107.3	101.4
Amortization of deferred policy acquisition costs	123.5	116.8	480.2	430.4
Amortization of value of business acquired	10.0	10.3	45.0	52.3
Interest expense on debt	27.1	25.7	108.0	102.4
Debt extinguishment costs	—	—	21.7	—
Other operating expenses	228.6	228.5	866.1	867.7
Total benefits and expenses	913.8	884.5	3,584.1	3,431.1

Income from continuing operations before federal income tax expense	189.2	187.9	755.8	673.4
Federal income tax expense	34.5	45.3	132.6	166.9
Income from continuing operations	154.7	142.6	623.2	506.5
Discontinued operations, net of taxes	(24.4)	(0.8)	(24.5)	(1.1)
Cumulative effect of adoption of accounting principles, net of taxes	—	—	—	(3.4)
Net income	$130.3	$141.8	$598.7	$502.0

Earnings from continuing operations per common share:
Basic	$1.01	$0.94	$4.08	$3.33
Diluted	$1.01	$0.93	$4.06	$3.31

Earnings per common share:
Basic	$0.85	$0.93	$3.92	$3.30
Diluted	$0.85	$0.93	$3.90	$3.28

Weighted average common shares outstanding:
Basic	152.9	152.3	152.9	152.1
Diluted	153.6	153.1	153.6	152.9

Cash dividends declared per common share	$0.19	$0.18	$0.76	$0.72

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

Exhibit 2 to Fourth Quarter 2005 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)	December 31, 2005	December 31, 2004
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities	$30,106.0	$31,516.8
Equity securities	75.6	87.0
Trading assets, at fair value	34.4	15.9
Mortgage loans on real estate, net	9,148.6	9,267.5
Real estate, net	108.7	108.3
Policy loans	930.6	987.2
Other long-term investments	691.9	604.2
Short-term investments, including amounts managed by a related party	2,073.2	2,009.9
Total investments	43,169.0	44,596.8

Cash	16.4	52.4
Accrued investment income	396.3	428.7
Deferred policy acquisition costs	3,685.4	3,561.1
Value of business acquired	449.7	480.4
Other intangible assets	45.6	48.7
Goodwill	364.5	382.3
Other assets	2,069.2	2,497.0
Assets held in separate accounts	65,963.8	64,903.2
Total assets	$116,159.9	$116,950.6

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$39,748.1	$41,077.2
Short-term debt	252.3	230.8
Long-term debt	1,398.0	1,406.0
Other liabilities	3,447.3	4,118.3
Liabilities related to separate accounts	65,963.8	64,903.2
Total liabilities	110,809.5	111,735.5

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,670.8	1,634.6
Retained earnings	3,883.1	3,400.0
Accumulated other comprehensive income	100.7	432.2
Treasury stock	(304.2)	(251.4)
Other, net	(1.7)	(2.0)
Total shareholders’ equity	5,350.4	5,215.1
Total liabilities and shareholders’ equity	$116,159.9	$116,950.6

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

Exhibit 3 to Fourth Quarter 2005 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments not related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Operating realized gains (losses) include net realized gains (losses) on investments related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Pre-tax operating earnings are calculated by adjusting earnings from continuing operations before federal income taxes, discontinued operations and the cumulative effect of adoption of accounting principles to exclude: (1) net realized gains and losses on investments, hedging instruments and hedged items, except for operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes); (2) net realized gains and losses related to securitizations; and (3) the adjustment to amortization of DAC related to net realized gains and losses. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual investments, retirement plans, individual protection and corporate and other segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude non-operating net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and the cumulative effect of adoption of accounting principles, all net of taxes.

Net operating earnings per diluted share are calculated by dividing net operating earnings by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income.

Book value per share excluding accumulated other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding accumulated other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations, and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding accumulated other comprehensive income should not be viewed as substitutes for total revenues, net realized gains (losses) on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes) from net realized gains and losses on investments, hedging instruments and hedged items, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com

Exhibit 3 to Fourth Quarter 2005 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page two of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast realized gains and losses on investments, hedging instruments and hedged items1 (realized gains and losses). Realized gains and losses represented $0.14 per weighted average diluted share in 2005 and ranged from $0.14 to ($0.60) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended December 31,		Year ended December 31,
(in millions)	2005 [2]	2004 [2]	2005 [2]	2004 [2]
Operating revenues	$1,099.3	$1,057.8	$4,321.7	$4,145.4
Net realized gains (losses) on investments, hedging instruments and hedged items [1]	3.7	14.6	18.2	(40.9)
Revenues	$1,103.0	$1,072.4	$4,339.9	$4,104.5

Operating net realized gains to net realized gains (losses) on investments, hedging instruments and hedged items

	Three months ended December 31,		Year ended December 31,
(in millions)	2005	2004	2005	2004
Operating net realized gains	$1.1	$1.2	$2.6	$8.7
Net realized gains (losses) on investments, hedging instruments and hedged items [1]	3.7	14.6	18.2	(40.9)
Net realized gains (losses) on investments, hedging instruments and hedged items	$4.8	$15.8	$20.8	$(32.2)

Pre-tax operating earnings to income from continuing operations before federal income taxes

	Three months ended December 31,		Year ended December 31,
(in millions)	2005 [2]	2004 [2]	2005 [2]	2004 [2]
Pre-tax operating earnings	$185.3	$173.3	$738.4	$714.3
Net realized gains (losses) on investments, hedging instruments and hedged items [1]	3.7	14.6	18.2	(40.9)
Adjustment to amortization of DAC related to net realized gains (losses)	0.2	—	(0.8)	—
Income from continuing operations before federal income taxes	$189.2	$187.9	$755.8	$673.4

Net operating earnings to net income and net operating return on average equity to return on average equity

	Three months ended December 31,
	2005			2004
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$152.2	11.7%	11.4%	$133.1	11.3%	10.3%
Net realized gains on investments, hedging instruments and hedged items, net of taxes [1]	2.4	0.2%	0.1%	9.5	0.8%	0.7%
Adjustment to amortization of DAC related to net realized gains, net of taxes	0.1	—	—	—	—	—
Discontinued operations, net of taxes	(24.4)	(1.9%)	(1.8%)	(0.8)	(0.1%)
Net income	$130.3	10.0%	9.7%	$141.8	12.0%	11.0%

Average equity, excluding AOCI	$5,214.6			$4,720.4
Average AOCI	148.4			455.8
Average equity	$5,363.0			$5,176.2

	Year ended December 31,
	2005			2004
		Ratio			Ratio
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$611.8	12.2%	11.5%	$533.1	11.7%	10.6%
Net realized gains (losses) on investments, hedging instruments and hedged items, net of taxes [1]	11.9	0.2%	0.2%	(26.6)	(0.6%)	(0.5%)
Adjustment to amortization of DAC related to net realized losses, net of taxes	(0.5)	—	—	—	—	—
Discontinued operations, net of taxes	(24.5)	(0.5%)	(0.4%)	(1.1)	—	—
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(3.4)	(0.1%)	(0.1%)
Net income	$598.7	11.9%	11.3%	$502.0	11.0%	10.0%

Average equity, excluding AOCI	$5,035.2			$4,565.1
Average AOCI	269.5			475.2
Average equity	$5,304.7			$5,040.3

Book value per share excluding AOCI to book value per share

	As of December 31, 2005		As of December 31, 2004
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding AOCI	$5,249.7	$34.42	$4,782.9	$31.36
AOCI	100.7	0.66	432.2	2.84
Total equity	$5,350.4	$35.08	$5,215.1	$34.20

Shares outstanding	152.5		152.5

[1]	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).

[2]	Excluding the results of operations of Cap Pro, NFSB and TBG Lynch, which are presented as discontinued operations for all periods.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwide.com